Exhibit 10.39
AGREEMENT OF
TERMINATION AND CANCELLATION OF LEASE
     This Agreement of Termination and Cancellation of Lease (the “Termination Agreement”), dated this 7th day of May, 2007, by and between CM LeJeune, LLLP, a Delaware limited liability limited partnership doing business in Florida as CM LeJeune, LLLP, Ltd., whose address is 2855 South LeJeune Road, Fourth Floor, Coral Gables, Florida 33134 (“Landlord”) and BURGER KING CORPORATION, a Florida corporation, whose address is 5505 Blue Lagoon Drive, Miami, Florida 33126 (“Tenant”).
W I T N E S S E T H:
     WHEREAS, CM LeJeune, Inc., as predecessor in interest to Landlord, and Tenant entered into that certain Lease dated May 10, 2005, as amended by First Amendment to Lease dated August 23, 2006 (collectively, the “Lease”), for the demise of an office building to be constructed on the property located at 2701 LeJeune Road, Coral Gables, Florida (“the “Premises”);
     WHEREAS, CM LeJeune, Inc., assigned all of its right, title and interest in and to the Lease to Landlord, pursuant to that certain Assignment of Lease dated January 9, 2007; and
     WHEREAS, the parties do hereby mutually desire to terminate the Lease and release one another from all continuing terms and conditions, subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:
     1. The Lease shall terminate on the date of this Termination Agreement (the “Termination Date”), and as of the Termination Date, the Lease shall be null and void and of no further force or effect. This Termination Agreement also serves to terminate the Memorandum of Lease of even date with the Lease (which Memorandum of Lease has not been recorded).
     2. In consideration for the agreements contained herein, simultaneously with Tenant’s execution of this Termination Agreement, Tenant shall pay Landlord a termination fee in the amount of FIVE MILLION AND 00/100 ($5,000,000.00) DOLLARS (the “Termination Fee”). If this Termination Agreement is held or rendered invalid by a court of competent jurisdiction and Tenant is required to reinstate the Lease and occupy the Premises, Landlord shall immediately return the Termination Fee to Tenant.
     3. Landlord hereby assigns to the Tenant Landlord’s right, if any, to receive any refund of fees and/or costs that may have been paid to Hellmuth, Obata & Kassabaum, Inc. (“HOK”) in connection with the design and other services provided by HOK to Tenant or otherwise in connection with the Lease.
     4. Tenant shall indemnify, defend and hold Landlord and Landlord’s affiliates harmless from and against any and all losses, claims, demands, damage awards, liabilities, suits, penalties, forfeitures and/or reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) (collectively, “Claims”) for (a) any and all claims by Newmark Southern Region, LLC (“Newmark”) under any agreements between Tenant and Newmark that Newmark is due a commission in connection with the consummation of the Lease(the “Leasing Commission”), specifically excluding the commission payment which has already been made by Landlord to Newmark under that certain Representation Agreement between Tenant and Newmark, dated July 28, 2004, as amended by that certain letter agreement dated March 18, 2005, in the amount of $900,000.00; (b)

claims of lien and breach of contract claims by third parties retained by Tenant to design the leasehold improvements with respect to the Lease (“Tenant Improvement Indemnity”) and (c) claims by governmental agencies and/or offices of the State of Florida, City of Coral Gables and/or Miami-Dade County for payments made or costs incurred by such parties with respect to Tenant’s request for economic incentives in connection with the Lease or with respect to Tenant remaining in South Florida. Further, Tenant represents to the Landlord that Tenant has not assigned or sublet any portion of the Premises to another party and that no party claiming by, through or under Tenant has any right of occupancy with respect to any portion of the Premises. Tenant shall indemnify and hold Landlord and Landlord and its affiliates harmless from and against any and all Claims arising out of a failure of said representations.
     5. Landlord shall indemnify, defend and hold Tenant and Tenant’s affiliates harmless from and against any and all Claims arising out of or in connection with (a) occurrences in, upon or at the Project (as defined in the Lease) on or prior to the Termination Date, including but not limited to loss of life, bodily injury and/or damage to or destruction of property, the presence of any hazardous substance and/or any violation or alleged violation of any local, state or federal environmental law, regulation, ordinance or administrative or judicial order relating to any hazardous substance; (b) the design and construction of the building and improvements thereto, specifically excluding the Tenant Improvement Indemnity; and/or (c) Claims by any and all third parties relating to the Lease and/or the termination of the Lease, including but not limited to Claims made by any lender, prospective lender and/or prospective purchaser, excluding, however, the Leasing Commission and any and all third-party Claims arising under any agreements entered into by Tenant.
     6. Landlord and Tenant do hereby mutually release each other and their respective predecessors, heirs, successors, assigns, employees, officers, directors, affiliates and parent companies from against any and all rights, duties, claims, demands, liabilities and obligations whatsoever under the Lease, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, from the beginning of the world to the date of this Termination Agreement, excluding only the indemnification and other obligations set forth in this Termination Agreement.
     7. Tenant and Landlord agree that neither party shall issue any public statements and/or press releases regarding this termination of the Lease, nor shall they disclose any of the terms and conditions of this Termination Agreement, until and unless any such public statements, press release(s) and/or disclosures have been approved in writing by the other party. Additionally, neither party shall disclose the existence of this Termination Agreement to any third parties prior to an initial public statement or press release issued in accordance with this Section 7. Notwithstanding the foregoing, this provision specifically excludes the following disclosures, all of which may be made without the other party’s prior written consent: (i) any disclosures required to be made by either party pursuant to the rules of the Securities and Exchange Commission or listing standards of the New York Stock Exchange; (ii) any disclosures made by Tenant or Landlord to governmental agencies and/or offices of the State of Florida, City of Coral Gables and/or Miami-Dade County; (iii) any disclosures made by Landlord to its prospective purchaser for the building and/or to the replacement tenant for the Premises.
     8. Landlord shall return to Tenant all hard and soft copies of the leasehold improvement plans, specifications and/or drawings in connection with the Lease that have been prepared by Tenant and/or third parties retained by Tenant and provided to Landlord, its architects, contractors and/or agents (including but not limited to those plans, specifications and/or drawings provided by HOK) (collectively, the “Plans”). Additionally, Landlord shall not utilize the Plans for any purpose or disclose the Plans or the contents thereof to any person outside Landlord’s organization without Tenant’s prior written consent, which may be granted or withheld in Tenant’s sole discretion.
     9. The Landlord and Tenant represent and warrant that they have the power and authority to execute this Termination Agreement and to perform the covenants contained herein. The parties each represent, as to themselves, that their execution and delivery of this Termination Agreement does not require any authorization, consent, approval or other action or notice to any other entity, or conflict with or result in the breach of the terms, conditions or provisions of any agreement to which it is a party, except for authorizations, consents, approvals which have been obtained prior to the date hereof.
     10. If indemnification is sought by one party against the other party under the provisions of this Termination Agreement, the party seeking indemnification hereunder (the “Indemnified Party”) shall give written notice to the party against whom indemnification is sought (the “Indemnifying Party”) of such claim. The Indemnifying Party shall have the right at its election to take over the defense or settlement of such claim by giving prompt written notice to the Indemnified Party at least five business days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel or representative of its choosing (subject to the Indemnified Party’s approval of such counsel or representative, which approval shall not be unreasonably withheld), shall be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have a material and adverse effect on the Indemnified Party may be agreed to without its written consent. The parties agree to cooperate in defending such third party claims and the defending party shall have access to records, information and personnel in control of the other party or parties which are pertinent to the defense thereof.
     11. This Termination Agreement may not be recorded by either party.
     12. This Termination Agreement contains the entire agreement between the parties, and all negotiations between the parties relating to this Termination Agreement are merged herein. Both Landlord and Tenant represent and warrant that other than those terms set forth in this Termination Agreement, there are no representations or promises made by either party which are being relied upon in entering into this Termination Agreement. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and/or assigns.
     13. The prevailing party in a suit to enforce the terms of this Termination Agreement shall be entitled to reimbursement from the losing party of all costs associated with such suit, including without limitation, reasonable attorneys’ fees and paralegal fees through appellate proceedings.
     14. This Termination Agreement shall be construed in accordance with the laws of the State of Florida and exclusive venue with respect to any litigation shall be in Miami-Dade County, Florida. If any provision of this Termination Agreement is held or rendered illegal or unenforceable, it shall be considered separate and severable from this Termination Agreement and the remaining provisions of this Termination Agreement shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Termination Agreement. This Termination Agreement may not be modified except by agreement in writing executed by Landlord and Tenant. This Termination Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Termination Agreement may be executed by facsimile signature which shall, for all purposes, serve as an original executed counterpart of this Termination Agreement.
[signatures on next page]

     IN WITNESS WHEREOF, the Landlord has caused this Termination Agreement to be executed and sealed this 7th day of May, 2007.

WITNESSES:	LANDLORD

CM LEJEUNE, LLLP

By: CM LeJeune, Inc., General Partner

/s/ Kolleen Cobb	By: /s/ Jose Hevia

Print Name: Kolleen Cobb	Print Name: Jose Hevia Print Title: V.P.

/s/ Jill M. Granat

Print Name: Jill M. Granat

STATE OF FLORIDA	)
	)	ss:
COUNTY OF MIAMI-DADE	)
     The foregoing instrument was acknowledged before me this 7th day of May, 2007, by Jose Hevia, as V.P. of CM LEJEUNE, INC., a Florida corporation, on behalf of such corporation, as general partner of CM LEJEUNE, LLLP, a Delaware limited liability limited partnership, on behalf of such partnership. He/She is personally known to me or produced                           as identification.

/s/ Kolleen Cobb
Notary Public State of Florida

My commission expires:	[Notarial Seal]
October 12, 2007

IN WITNESS WHEREOF, the Tenant has caused this Termination Agreement to be executed and sealed this 7th day of May, 2007.

WITNESSES:	TENANT

BURGER KING CORPORATION

/s/ Sharalea Andrade	By: /s/ John W. Chidsey

Print Name: Sharalea Andrade	Print Name: John W. Chidsey
Print Title: Chief Executive Officer

/s/ Jill M. Granat
Print Name: Jill M. Granat

STATE OF FLORIDA	)
	)	ss:
COUNTY OF MIAMI-DADE	)
     The foregoing instrument was acknowledged before me this 7th day of May, 2007, by John W.
Chidsey, as Chief Executive Officer of BURGER KING CORPORATION, a Florida corporation, on behalf of such corporation. He/She is personally known to me or produced                           as identification.

/s/ Jill M. Granat
Notary Public, State of Florida

My commission expires:	[Notarial Seal]
May 2, 2008

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